UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2013

Online Resources Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-26123	52-1623052
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4795 Meadow Wood Lane, Chantilly, Virginia		20151
(Address of principal executive offices)		(Zip Code)

703-653-3100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Online Resources Corporation (the “Company”) is the defendant in a civil action lawsuit styled Lawlor v. Online Resources Corporation, Case No. 2010-5601 which was filed in the Fairfax County, Virginia Circuit Court (the “Trial Court”). Mr. Lawlor, the Company’s former chairman and chief executive officer, alleged certain claims in connection with the termination of his employment with the Company, including breach of his severance agreement. On November 8, 2011, the Trial Court issued a judgment awarding Mr. Lawlor $5,295,619 in damages plus pre-judgment interest and $2,131,035 in attorneys’ fees, plus applicable interest.

On February 3, 2012, the Company filed an appeal with the Supreme Court of Virginia (Case No. 120208) seeking reversal of the judgment against the Company on the counts which it lost at trial, in whole or in part. On June 6, 2012, the Supreme Court of Virginia granted the Company’s petition and heard the Company’s appeal on November 1, 2012.

On January 10, 2013, the Supreme Court of Virginia issued a written opinion affirming the Trial Court’s decision with regard to liability, thereby affirming the award of damages in the principal amount of $5,295,619. The Supreme Court reversed the Trial Court’s decision to award attorneys’ fees and costs in the amount of $2,131,035, ruling that the Trial Court erred in determining that Mr. Lawlor’s severance agreement entitled him to legal fees for claims that were not related to breach of that agreement. The Court remanded the case to the Trial Court for further proceedings. At this time no assurance can be given as to the result of the case on remand or the position that Mr. Lawlor may take.

The Company is continuing to review its legal options. In the event the Company does not petition the Supreme Court for a rehearing of the appeal, it will seek disbursement of cash being held by the Trial Court to satisfy the principal judgment and interest, excluding the claim for attorneys’ fees. The Company plans to await the result of the remand to the Trial Court on the issue of attorneys’ fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONLINE RESOURCES CORPORATION

January 11, 2013	By:	/s/ Joseph L. Cowan
	Name:	Joseph L. Cowan
	Title:	President and Chief Executive Officer